Exhibit (a)(5)(iii)

News Release

EPSILON ENERGY ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER (SUBSTANTIAL ISSUER BID)

HOUSTON, Texas - July 1, 2020 — Epsilon Energy Ltd. (NASDAQ: EPSN) (“Epsilon” or the “Company”) announced today that based on the recommendation of the independent Special Committee of the Company’s board of directors, the Company expects to take up and purchase for cancellation all 2,337,328 Common Shares properly tendered and not withdrawn, for an aggregate consideration of US$7,152,223.68 or $3.06 per share, excluding fees and expenses relating to its Offer that expired at 5:00p.m., Eastern time, on June 30, 2020. The purchase of the Common Shares pursuant to the tender offer will be funded by available cash on hand.

The Common Shares expected to be purchased under the Offer represent approximately 8.9% of the Common Shares issued and outstanding at the time the Offer was announced. After giving effect to the cancellation of the Common Shares purchased by the Company under the Offer, 23,796,340 Common Shares are expected to be issued and outstanding.

In accordance with the terms and conditions of the Offer and based on a preliminary count by Computershare Trust Company of Canada (the “Depositary”), 2,337,328 Common Shares were properly tendered and not properly withdrawn, including 12,585 Common Shares that were tendered through notice of guaranteed delivery. The number of shares conditionally tendered was 250 based on the preliminary count by the Depositary.

As permitted under Rule 13e-4(f) and Rule 14e-1(b) of the Exchange Act, the Company may elect to take up and pay for 2,000,000 Common Shares plus 2% of its issued and outstanding Common Shares, or an aggregate total of 2,522,673 Common Shares.

The number of Common Shares tendered and not withdrawn is preliminary: it is subject to verification by the Depositary and the proper delivery of all Common Shares tendered (including shares tendered pursuant to guaranteed delivery procedures). After the guaranteed delivery period and completion of the verification process, the actual number of Common Shares properly tendered and not properly withdrawn will be promptly announced. Promptly after this announcement, the Depositary will issue payment for those Common Shares properly tendered and accepted under the Offer, and the Depositary will return all other tendered Common Shares. Payment for Common Shares will be made in cash, without interest.

Epsilon may, in the future, decide to purchase additional Common Shares in the open market subject to market conditions and private transactions, tender offers, or otherwise subject to applicable law. Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of the Offer. Whether Epsilon makes additional repurchases in the future will depend on many factors, including, but not limited, to its business and financial performance, the business and market conditions at the time, including the price of the Common Shares, and other factors that the Company considers relevant.

The Company will announce the final results following completion of the take up of the Common Shares and final verification by the Depositary.

The full details of the Offer are described in the offer to purchase and issuer bid circular dated May 19, 2020 as well as the related letter of transmittal and notice of guaranteed delivery, all as amended, and copies of which were filed and are available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

This news release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Common Shares.

About Epsilon

Epsilon Energy Ltd. is a North American onshore natural gas production and midstream company with a current focus on the Marcellus Shale of Pennsylvania and the Anadarko Basin in Oklahoma.

Epsilon’s Common Shares trade on NASDAQ under the symbol EPSN. For more information, please visit the Company’s website at www.epsilonenergyltd.com or contact:

Michael Raleigh
Chief Executive Officer
281-670-0002
Michael.Raleigh@EpsilonEnergyLTD.com

Copies of financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Epsilon Energy Ltd.” or on the Company’s website.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release may constitute forward-looking information or forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”), which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects. These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “plans,” “expects,” “does not expect,” “is expected,” “budget,” “estimates,” “forecasts,” “intends,” “anticipates,” or “does not anticipate,” “believes,” “outlook,” “objective,” or “continue,” or equivalents or variations, including negative variations, of such words and phrases, or state that certain actions, events or results, “may,” “could,” “would,” “should,” “might,” or “will,” be taken, occur or be achieved. Examples of such statements in this press release include, but are not limited, to statements with respect to the number of Common Shares expected to be taken up under the Offer, and the purchase price for the Common Shares expected to be taken up under the Offer.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting the Company. These risks and uncertainties include, but are not limited to, potential risks and uncertainties relating to the ultimate geographic spread of the novel coronavirus (COVID-19), the severity of the disease, the duration of the COVID-19 outbreak, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, the potential negative impacts of COVID-19 on the global economy and financial markets and any resulting impact on the satisfaction of the conditions of the Offer such that the Company may not be required to purchase the Common Shares and/or may terminate the Offer. Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

For the avoidance of doubt, the above-mentioned Uniform Resource Locators (“URLs”) given in respect of web-site addresses are inactive textual references only and it is not intended to incorporate the contents of any such web sites into this news release nor should the contents of such web sites be deemed to be incorporated into this news release.